Exhibit 10.1

General Maritime Corporation

Restricted Stock Grant Agreement

THIS AGREEMENT is made as of May 14, 2009, between GENERAL MARITIME CORPORATION (the “Company”) and WILLIAM J. CRABTREE (the “Participant”).

WHEREAS, the Company has adopted and maintains the General Maritime Corporation 2001 Stock Incentive Plan, as amended (the “Plan”) to provide certain key persons, on whose initiative and efforts the successful conduct of the business of the Company depends, and who are responsible for the management, growth and protection of the business of the Company, with incentives to: (a) enter into and remain in the service of the Company, a Company subsidiary or a Company joint venture, (b) acquire a proprietary interest in the success of the Company, (c) maximize their performance and (d) enhance the long-term performance of the Company (whether directly or indirectly through enhancing the long-term performance of a Company subsidiary or a Company joint venture);

WHEREAS, the Plan provides that the Compensation Committee (the “Committee”) of the Board of Directors (or the Board of Directors if it so elects) shall administer the Plan and determine the key persons to whom awards shall be granted and the amount and type of such awards; and

WHEREAS, the Board of Directors has determined that the purposes of the Plan would be furthered by granting the Participant an award under the Plan as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.             Grant of Restricted Stock.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Committee hereby grants to the Participant 7,042 restricted shares (the “Restricted Stock”) of common stock of the Company, par value $0.01 per share (“Common Stock”).

2.             Grant Date.  The Grant Date of the Restricted Stock is May 14, 2009.

3.             Incorporation of Plan.  All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein.  If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern.  Except as otherwise provided herein, all capitalized terms used herein shall have the meaning given to such terms in the Plan.

4.             Vesting.  Subject to the further provision of this Agreement, the Restricted Stock shall vest on the earliest of (i) May 14, 2010, (ii) the date of the next annual meeting of the Company to follow the date hereof and (ii) the occurrence of a Change in Control, as defined in

Section 3.8(a) of the Plan, as in effect on the date of such occurrence (each such date, the “Vesting Date”).

5.             Restrictions on Transferability.  Until a share of Restricted Stock vests, the Participant shall not transfer the Participant’s rights to such share of Restricted Stock or to any rights related thereto.  Any attempt to transfer unvested shares of Restricted Stock or any rights related thereto, whether by transfer, pledge, hypothecation or otherwise and whether voluntary or involuntary, by operation of law or otherwise, shall not vest the transferee with any interest or right in or with respect to such shares of Restricted Stock or such related rights.

6.             Termination of Service.  In the event that the Participant’s service with the Company terminates before the Vesting Date for any reason other than the Participant’s death or disability, the Restricted Stock, together with any property received in respect thereof, as set forth in Section 10 hereof, shall be forfeited as of the date of such termination of service, and the Participant promptly shall return to the Company any certificates evidencing the Restricted Stock.  Any cash dividends or other property received in respect of the Restricted Stock also shall be forfeited, unless the Board or the Committee determines otherwise.  For purposes of this Agreement, the Participant’s service shall terminate only when the Participant is not a director, an employee or a consultant of the Company, as set forth in Section 1.6(c) of the Plan.

7.             Death or Disability.  In the event that the Participant dies or the Participant’s service with the Company terminates due to the Participant’s disability (within the meaning of Section 2.5(d) of the Plan) before the Vesting Date, the Restricted Stock shall become vested in full as of the date of such death or termination of service.

8.             Issuance of Certificates.

(a)           Reasonably promptly after the Grant Date, the Company shall issue and deliver to the Participant a stock certificate, registered in the name of the Participant, evidencing the shares of Restricted Stock or shall instruct its transfer agent to issue shares of Restricted Stock which shall be maintained in book entry form on the books of the transfer agent.  The Restricted Stock, if certificated, shall bear the following legend:

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION ENCUMBRANCE OR OTHER DISPOSAL OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE GENERAL MARITIME CORPORATION 2001 STOCK INCENTIVE PLAN AND A RESTRICTED STOCK GRANT AGREEMENT BETWEEN GENERAL MARITIME CORPORATION AND THE HOLDER OF RECORD OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.  NO TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN CONTRAVENTION OF SUCH PLAN AND RESTRICTED STOCK GRANT AGREEMENT SHALL BE VALID OR EFFECTIVE.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THE CERTIFICATE TO THE SECRETARY OF GENERAL MARITIME CORPORATION.”

If the Restricted Stock is in book entry form, it shall be subject to electronic coding or stop order indicating that such shares of Restricted Stock are restricted by the terms of this Agreement and the Plan.  Such legend, electronic coding or stop order shall not be removed until such shares of Restricted Stock vest.

(b)           Reasonably promptly after the Restricted Stock vests pursuant to Section 4 hereof, (i) in the case of certificated shares, in exchange for the surrender to the Company of the certificate evidencing the Restricted Stock, delivered to the Participant under Section 8(a) hereof, and the certificates evidencing any other securities received in respect of such shares, if any, the Company shall issue and deliver to the Participant (or the Participant’s legal representative, beneficiary or heir) a certificate evidencing the Restricted Stock and such other securities, free of the legend provided in Section 8(a) hereof and (ii) in the case of book entry shares, the Company shall cause to be lifted and removed any electronic coding or stop order established pursuant to Section 8(a) hereof.

(c)           The Company may require as a condition of the delivery of stock certificates or the lifting or removal of any electronic coding or stop order with respect to book entry shares pursuant to Section 8(b) hereof that the Participant remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to the vesting of the shares represented by such certificate.  The Committee, in its sole discretion, may permit the Participant to satisfy such obligation by delivering shares of Common Stock or by directing the Company to withhold from delivery shares of Common Stock, in either case valued at their Fair Market Value on the Vesting Date with fractional shares being settled in cash.

(d)           The Participant shall not be deemed for any purpose to be, or have rights as, a shareholder of the Company by virtue of the grant of Restricted Stock, except to the extent a stock certificate is issued therefor or an appropriate book entry is made on the books of the transfer agent reflecting the issuance thereof pursuant to Section 8(a) hereof, and then only from the date such certificate is issued or such book entry is made.  Upon the issuance of a stock certificate or the making of an appropriate book entry on the books of the transfer agent, the Participant shall have the rights of a shareholder with respect to the Restricted Stock, including the right to vote the shares, subject to the restrictions on transferability and the forfeiture provisions, as set forth in this Agreement.

9.             Securities Matters.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended (the “1933 Act”) of any interests in the Plan or any shares of Common Stock to be issued thereunder or to effect similar compliance under any state laws.  The Company shall not be obligated to cause to be issued or delivered any certificates or to cause to be made any book entries on the books of the transfer agent evidencing shares of Common Stock pursuant hereto unless and until the Company is advised by its counsel that the issuance and delivery of such certificates or the making of such book entries is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded.  The Committee may require, as a condition of the issuance and delivery of certificates or the making of book entries on the books of the transfer agent evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates or book entries bear such legends, or be subject to electronic coding or stop orders, as the Committee, in its sole discretion, deems necessary or desirable.  The Participant specifically understands and agrees that the shares of Common Stock, if and when issued, may be “restricted securities,” as that term is defined in Rule 144 under the 1933 Act and, accordingly, the Participant may be required to hold the shares indefinitely unless they are registered under such Act or an exemption from such registration is available.

10.           Dividends, etc.  Any cash dividends or other property (but not including securities) received by a Participant with respect to a share of Restricted Stock shall not vest until the underlying share of Restricted Stock vests, and, if the Committee or the Board of Directors so elects in their sole discretion, shall be held by the Company or such other custodian as may be designated by the Company until such dividends or other property vest.  Any such cash dividends or other property shall be forfeited and returned to the Company in the event the underlying share of Restricted Stock is forfeited, subject to Section 2.7(f) of the Plan.  Any securities received by a Participant with respect to a share of Restricted Stock as a result of any dividend, recapitalization, merger, consolidation, combination, exchange of shares or otherwise will not vest until such share of Restricted Stock vests and shall be forfeited if such share of Restricted Stock is forfeited, subject to Section 2.7(f) of the Plan.  Unless the Committee otherwise determines, such securities shall bear the legend or be subject to the electronic coding or stop order set forth in Section 8(a) hereof.

11.           Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.

12.           Right of Discharge Preserved.  Nothing in this Agreement shall confer upon the Participant the right to continue as a member of the Board of Directors, or affect any right which the Company may have to terminate such service.

13.           Integration.  This Agreement contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement, including, without limitation, the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

14.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the provisions governing conflict of laws.

16.           Obligation to Notify.  If the Participant makes the election permitted under Section 83(b) of the Internal Revenue Code of 1986, as amended (that is, an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), the Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service and shall within the same 10-day period remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to such inclusion in Participant’s income. The Participant should consult with his or her tax advisor to determine the tax consequences of acquiring the Restricted Stock and the advantages and disadvantages of filing the Section 83(b) election.  The Participant acknowledges that it is his or her sole responsibility, and not the Company’s, to file a timely election under Section 83(b), even if the Participant requests the Company or its representatives to make this filing on his or her behalf.

17.           Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Restricted Stock shall be final and conclusive.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.

GENERAL MARITIME CORPORATION

By:
Name:	John C. Georgiopoulos
Title:	Executive Vice President, Treasurer and Secretary

WILLIAM J. CRABTREE